EMPLOYMENT AGREEMENT

This Agreement is entered into by and between Exten Industries, a State of Delaware Corporation (the "Company"), and Ronald Faris ("Employee") as of September 9, 2001 ("Effective Date").

    Employment. The Company engages Employee to serve as President & CSO of MultiCell Associates and Employee accepts such engagement upon the terms and conditions set forth in this Agreement.

    Term of Employment. The term of Employee's employment shall be Thirty Six (36) months from the Effective Date, and shall conclude on September 8, 2004 unless extended by mutual written agreement or unless earlier terminated under paragraph 5 of this Agreement (the "Term").

    Duties. Employee is employed to serve as President & CSO and shall perform such duties as the President of Exten may reasonably require from time to time. These duties shall include but not be limited to revenue and profit achievement, asset management, employee management, and business plan development and execution.

      Employment by the Company as Primary Occupation. Employee agrees to devote a minimum of 60% of his business time, attention, skill, and effort exclusively to the performance of the duties that the Company requires to manage a company. It is understood that Employee shall continue to work on his NIH Grant at Rhode Island Hospital until the grant expires on 3/31/05. Employee agrees not to engage in any other business activities or to render any services of a business, commercial, or professional nature for compensation for the benefit of anyone other than the Company and through 3/31/05, the Rhode Island Hospital, unless the Company has given its consent in writing in advance, which consent will not be unreasonably withheld. Employee agrees not to work for any competitive enterprise involved in the field of Liver Cell Technology or liver stem cell technology during his employment by the Company, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved, whether or not compensation is received by Employee.

      Noninterference With Third-Party Rights. The Company is employing Employee with the understanding that (1) Employee is free to enter into employment with the Company and (2) only the Company is entitled to the benefit of Employee's work. The Company has no interest in using any other person's patents, copyrights, trade secrets, or trademarks in an unlawful manner. Employee agrees that he will use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

      Personnel Policies and Procedures. The Company shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of the Company. To the extent any provisions in Company's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

    Compensation, Benefits, Expenses.

      Compensation. In consideration of the services to be rendered and other promises made by Employee under the terms of this Agreement, Employee shall be paid an annual base salary of $147,000. The base salary shall be reviewed and adjusted annually. Should employee stop or reduce his research at Rhode Island Hospital in order to spend a larger percentage of his time at MultiCell, Employee's salary shall be negotiated and adjusted immediately to reflect the increased percentage of Employee's work efforts for the Company. Employee shall participate in an annual bonus program. The program allows employee to earn up to an additional 50% of his base salary payable in cash. The program is based on individual, divisional and corporate achievement of performance goals. These goals relate to financial objectives as well as management objectives. Also, as a one time grant, the company shall transfer into Employee's name, no later than 30 days after the Effective Date of this agreement, 200,000 shares of Exten registered common stock that is immediately tradable.

      Stock. As the President of the division, subject to board approval, you will be given a one-time incentive stock option grant of 250,000 Exten shares. Additionally, annual stock options may be granted by the Board of Directors to key company officers.

      Benefits. Employee shall be entitled to the standard health and dental insurance, which is equivalent to or better than the insurance the Employee receives currently through Rhode Island Hospital and Employee will pay no more for said insurance coverage than he currently pays for at least the remainder of 2001, vacation, 401k, employee stock option plan, performance bonus, and other benefits that the Company provides generally to its employees, as may be modified from time-to-time.

    Termination of Employment.

      By Death. Employee's employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the base salary compensation plus any amounts legally entitled to pursuant to Sections 4(a) and (c)through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate.

      By Disability. If Employee shall be prevented from properly performing the essential functions of his duties with or without reasonable accommodation, by reason of any physical or mental incapacity for a period of more than ninety (90) days in the aggregate in any twelve month period, then, to the extent permitted by law, and at the Company's option, the Employee's employment shall terminate and the base salary compensation plus any amounts legally entitled to pursuant to Sections 4(a) and (c) shall be paid up through the last day of such ninety (90) day period, and thereafter the Company's obligations hereunder shall terminate.

      By the Company for Cause. The Company may terminate, without liability, Employee's employment for cause (as defined below) at any time upon written notice to the Employee specifying the "for cause" reason. The Employee shall have the right, within 14 days of employee's receipt of the termination notice, to cure the "for cause" reasons stated in the notice. If the Employee cures said reasons within the specified time, the notice of termination shall be deemed void ab initio. If the reasons are not cured, the Company shall only pay Employee the pro rata share of the compensation to which he is legally entitled pursuant to Sections 4(a) and (c) the end of the termination date of Employee's employment and thereafter the Company's obligations hereunder shall terminate. Termination shall be for cause if: (i) Employee refuses or fails to act in accordance with any lawful and reasonable direction or order of the Company as determined in the sole discretion of the Company; Employee exhibits unsatisfactory performance in the management of the affairs of the Company as reasonably decided by the Company; Employee exhibits unfitness or unavailability of service (other than disability, as provided for in Section 5(b)) or incompetence; (ii) Employee engages in or exhibits misconduct, dishonesty, or habitual neglect in the management of the affairs of the Company as reasonably decided by the Company; (iii) Employee breaches any material term of this Agreement; or (iv) Employee is convicted of any crime involving moral turpitude.

      By the Company Without Cause. The Company may terminate the employment of Employee at any time without cause. Upon such termination, the Term of this Agreement shall be deemed expired and Employee will receive as termination pay his base salary and all benefits including any bonus for which he is entitled through the date which is six (6) months from the date of such termination.

      By Employee For Good Reason. Employee may terminate his employment at any time for Good Reason, which for purposes of this Agreement is defined as: (i) a material change in Employee's authority, title, position or responsibilities (including reporting responsibilities) resulting in a substantial diminution of Employee's position or (ii) the Company requiring Employee to be based at any place outside a thirty (30) mile radius from Employee's primary place of employment, except for reasonably required travel on Company business. In the event Employee terminates his employment for Good Reason, Employee shall receive his base salary plus any amounts legally entitled to as described in Sections 4(a) and (c) through the date which is six (6) months from the date of such termination.

      Resignation. Employee may resign his employment hereunder provided that thirty (30) days notice in writing is given to the Company. Upon such resignation, the Term of this Agreement shall be deemed expired and Employee will receive his base salary up to the effective date of such resignation, upon payment of which the Company shall have no other or further liability to Employee under this Agreement.

    Confidentiality.

      Confidential Information Defined. For purposes of this Agreement, "Confidential Information" means all information and material which is proprietary to the Company, whether or not marked as "confidential" or "proprietary" and which is disclosed to or obtained by Employee, which relates to the Company's past, present, or proposed future research, development, or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: bids, proposals, designs, drawings, specifications, techniques, models, data, source codes, object codes, documentation, diagrams, flow charts, research, development, processes, procedures "know-how," new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and material, development or marketing timetables, strategies, and development plans, including trade names, trademarks, customer, supplier, or personal names, and other information related to customers, suppliers, or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and other trade secrets or nonpublic business information. Confidential Information does not include any information which becomes generally available to the public by acts other than those of the Employee after receiving it, or has been received lawfully and in good faith by Employee from a third party.

      Background. Employee shall recognize that his position with the Company requires considerable responsibility and trust. Relying on his ethical responsibility and undivided loyalty, the Company expects to entrust Employee with highly sensitive confidential, restricted, and proprietary information involving Confidential Information. Employee should recognize that it could prove very difficult to isolate this Confidential Information from business activities that Employee might consider pursuing after termination of his employment, and in some instances, Employee may not be able to compete with the Company in certain ways because of the risk that the Company's Confidential Information might be compromised. Employee is legally and ethically responsible for protecting and preserving the Company's proprietary rights for use only for the Company's benefit for 2 years after the termination date of Employee's employment with the Company.

      Restrictions on Use and Disclosure of Confidential Information. Employee agrees not to use, copy, disclose or allow access to any Confidential Information of the Company during and after his employment, for 2 years regardless of whether the Confidential Information are in written or tangible form, except as required to perform any duties for the Company.

      Screening of Public Releases of Information. In addition, and without any intention of limiting his other obligations under this Agreement in any way, Employee may not, during his employment, outside of the normal course and scope of his employment, reveal any nonpublic information concerning the technology pertaining to the proprietary products and manufacturing processes of the Company (particularly technology under current development or improvement), unless Employee has obtained approval from the Company in advance. In that connection, Employee must first submit to the Company for review any proposed scientific and technical articles and the text of any public speeches relating to work done for the Company before they are released or delivered. The Company has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose the Company's Confidential Information or otherwise be contrary to the Company's business interests.

    Return of Materials. Upon the request of the Company upon the termination of his employment, Employee must return to the Company and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of the Company or his specific duties for the Company, including all copies of such materials. Employee must also return to the Company and leave at its disposal all materials involving any Confidential Information of the Company. This Section 7 is intended to apply to all materials made or compiled by Employee, as well as to all materials furnished to Employee by anyone else in connection with his employment.

    Employee Inventions and Ideas.

      Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, discoveries, patents, copyrights, and improvements to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others in the field of Liver Cell Technology. "Liver Cell Technology" shall be defined for this Agreement as any and all methodologies, inventions, discoveries and applications for culturing, growing or differentiating liver cells other than ideas, processes, trademarks, service marks, inventions, discoveries, patents, etc., related to liver stem cell technology developed or being developed and/or reduced to practice at the Rhode Island Hospital.

      Disclosure. Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, patent, or copyright that Employee does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Employee (alone or with others) during his employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

      Assignment. Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, Employee shall assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters, patents, or other applicable registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Employee.

      Exclusions. With the exception of previously issued patents, Employee acknowledges that there are no ideas, processes, trademarks, service marks, inventions, discoveries, patents, copyrights, or Improvements to the foregoing that he desires to exclude from the operation of this Agreement. To the best of Employee's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, trademarks, service marks, discoveries, patents, or copyrights that is now in existence between Employee and any other person or entity.

      Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Employee, or whether it results from access to Confidential Information or the Company's equipment, facilities, and data, Employee agrees that any idea, process, trademark, service mark, invention, discovery, patent, copyright, or any improvement to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Employee or with the aid of Employee within six (6) months after termination of his employment by the Company. Employee can rebut the above presumption if he proves that the invention, idea, process, etc., is not an Invention Idea as defined in Section 8(a).

    Covenant Not To Compete.

      Employee agrees that he will not at any time within a one (1) year period immediately following the termination of his employment (regardless of who terminates the Agreement or for what reason) (the "Restricted Period"), directly or indirectly, anywhere in the United States:

        engage in, be employed, with or without compensation, as an employee, consultant or otherwise by any person, firm, corporation, or business, or have any interest in any person, firm, corporation, or business (whether individually or as an employee, officer, director, agent, shareholder of a corporation, creditor, partner, consultant, holder of any beneficial interest or otherwise other than as a beneficial holder of not more than 5 percent of the outstanding voting stock of a company having at least 500 holders of voting stock) that engages in the same or similar business of Liver Cell Technology or liver stem cell technology, of the Company (the "Business"), as long as the Company, or any transferee of all or substantially all of the assets or stock of the Company ("Transferee"), shall engage in the Business or similar activity during such Restricted Period;

        attempt to hire or hire any person who is employed by the Company, assist in the hiring by any other entity or person of any person who is at the time employed by the Company or encourage any such employee to terminate his or his relationship with the Company; or

        solicit or encourage any customer of the Company to terminate its relationship with the Company or to conduct with any other person any business that such customer conducts with the Company.

    Rights and Remedies Upon Breach of Certain Obligations. If Employee commits a breach of, or threatens to commit a breach of, Sections 6, 7, 8 or 9, Employee recognizes and agrees that such breach or threatened breach may not be reasonably or adequately compensated in damages and that, in addition to any other relief to which the Company may be entitled by reason of such breach or threatened breach, the Company shall also be entitled to permanent and temporary injunctive and equitable relief and, pending determination of any dispute with respect to such violation, no bond or security shall be required in connection therewith. Without limiting the generality of the foregoing, Employee specifically acknowledges that a showing by the Company of any breach of any provision of Sections 6, 7, 8 or 9 shall constitute, for the purposes of all judicial determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle the Company to interim and permanent injunctive relief against Employee with respect to such breach. If any dispute arises with respect to Sections 6, 7, 8 or 9 without limiting in any way any other rights or remedies to which the Company may be entitled, Employee agrees that Sections 6, 7, 8 and 9 shall be enforceable by a decree of specific performance.

    Miscellaneous.

      Assignment; Successors and Assigns. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

      Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the:

Company at:
Exten Industries 9620 Chesapeake Dr. #201 San Diego, CA 92123 Attn: Gregory F. Szabo

or to the Employee at:
Ron Faris 167 Gallatin Street Providence, Rhode Island 02907

      Notice of change of address shall be effective only when done in accordance with this Section.

      Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative, or other legal proceeding involving this Agreement.

      Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and upon direction of the Board of Directors of the Company by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either Employee or the Company, as the case may be, may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, or shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      Severability: Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in force and effect. Additionally, the parties expressly grant to the arbitrator, or if applicable, to any court, interpreting this Agreement the power and authority to modify the terms of this Agreement to extent necessary to allow enforcement of this Agreement to the fullest extent allowed by law. It is the intention of the parties that the covenants contained in Sections 6, 7, 8 and 9 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants.

      Governing Law, Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules and as if wholly performed within the State of California. Any arbitration or litigation regarding the interpretation, breach or enforcement of this Agreement will be filed in and heard by an arbitrator through the American Arbitration Association, or if applicable, the state or federal courts with jurisdiction to hear such disputes in San Diego County, California, and the parties hereby expressly submit to the jurisdiction of such courts. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

      Survival of Obligations. The provisions of Sections 6, 7, 8 and 9 of the Agreement shall survive termination of Employee's employment, regardless of who causes the termination and under what circumstances.

    Arbitration. The purpose of this paragraph of this Agreement is to establish final and binding arbitration for all disputes arising out of Employee's employment or the termination of Employee's employment. Employee and the Company desire to arbitrate their disputes on the terms and conditions set forth below, in order to gain the benefits of a speedy, impartial dispute-resolution procedure. Employee and the Company agree to the following:

      Claims Covered By The Agreement. Employee and the Company mutually consent to the resolution by final arbitration of all claims or controversies ("claims") that the Company may have against Employee or that Employee may have against the Company or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as the "Company"), relating to, resulting from, or in any way arising out of Employee's employment relationship with the Company and/or the termination of Employee's employment relationship with the Company. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation); claims for benefits (except when an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, except claims excluded in the following section.

      Claims Not Covered By The Agreement. Claims Employee may have for Workers' Compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered are claims by the Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information and the enforcement of Sections 6, 7, 8 and 9, as to which Employee understands and agrees that the Company may seek and obtain relief from a court of competent jurisdiction.

      Required Notice Of Claims And Statute Of Limitations. Arbitration may be initiated by Employee by serving or mailing a written notice to the President of the Company. In the case of a termination of employment, the notice must be served or mailed within one (1) year of the termination of employment. In an arbitration not arising out of termination of Employee's employment, the written notice must be served or mailed within one (1) year of the event which gave rise to the claim for arbitration. The Company may initiate an arbitration by serving or mailing a written notice to Employee at the last address recorded in Employee's personnel file, within one (1) year of the event which gave rise to the arbitration. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Failure to comply with all the requirements of this paragraph will constitute a waiver of all rights that the party seeking arbitration may have against the other party, and any such claims shall be void.

    Employee Acknowledgment. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

The parties have duly executed this Agreement as of the date written below.

Dated: September 13, 2001

The Company:

Exten Industries, a Delaware corporation

By: __________________________
Its: __________________________

Dated: _______________________

Employee:

Ronald Faris

_____________________________________

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